Exhibit 1.6
SUPPORT AGREEMENT
THIS AGREEMENT made the 12th day of June, 2006,
BETWEEN:
VEDANTA RESOURCES PLC,
a corporation existing under the laws
of the United Kingdom,
(hereinafter called the “Offeror”)
- and -
STERLITE GOLD LTD.,
a corporation existing under the laws
of the Yukon,
(hereinafter called the “Target”).
THIS AGREEMENT WITNESSES THAT, in consideration of the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE 1

INTERPRETATION
1.1	Definitions
For the purposes of this Agreement, unless the context otherwise requires:
“Acquisition Proposal” has the meaning set out in Section 6.1(a);
“affiliate” has the meaning ascribed thereto in the OSA;
“AMF” means the Autorité des marchés financiers (Québec);
“Applicable Securities Laws” means the provisions of the OSA and the YBCA and all other applicable corporate and securities laws, rules, regulations and published policies of the provinces and territories Canada and applicable securities laws, rules, regulations and published policies of the United States and the rules, regulations and published policies of stock exchanges on which the Target Shares are listed or posted for trading;
“Benefit Plans” has the meaning set out in Section 3.24(a);
“Bid Circular” has the meaning set out in Section 2.1(d);

“Board of Directors” means the board of directors of the Target;
“business day” means any day other than a Saturday, Sunday or statutory holiday on which chartered banks in the cities of Toronto, Ontario or London, England are not open for business;
“Canadian GAAP” means Canadian generally accepted accounting principles applied on a consistent basis;
“Claim” means any act, omission or state of facts and any demand, action, suit, proceeding, claim, assessment, judgment or settlement relating thereto which gives rise pursuant to Section 6.5 to a right to indemnification upon the indemnified party giving notice of such claim in respect thereof to the indemnifying party;
“Confidentiality Agreement” means the confidentiality agreement dated January 9, 2006 among Twin Star International Limited, the Offeror and the Target;
“Contract” has the meaning set out in Section 3.8;
“Directors’ Circular” has the meaning set out in Section 2.2(b);
“Effective Time” has the meaning set out in Section 5.1;
“Employees” means all individuals who are full-time or part-time employees and individuals engaged on contract to provide employment services or sales and other agents or representatives of the Target and/or each of the Subsidiaries;
“Environmental Laws” means all applicable Laws including applicable common law, imposing liability or standards of conduct for or relating to the regulation of activities, materials, substances or wastes in connection with or for or to the protection of human health, safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation) and under common law;
“Environmental Permits” means all permits, licenses, written authorizations, certificates, approvals or registrations required by or available with or from any Governmental Entity under any Environmental Laws;
“Equivalent Insurance” has the meaning set out in Section 6.4;
“Exchange Act” means the Unites States Securities Exchange Act of 1934, as amended;
“Expiry Date” means the expiry date for the Offer, as it may be extended from time to time;
“Expiry Time” means the time on the Expiry Date at which the Offer expires;

“Formal Valuation” means the independent formal valuation of the Target Shares prepared in accordance with Rule 61-501 and Policy Statement Q-27 by the Independent Valuator;
“fully-diluted basis” means, with respect to the number of outstanding Target Shares at any time, such number of outstanding Target Shares calculated assuming that: (a) all outstanding options, warrants or other rights to acquire Target Shares are exercised and Target Shares are issued pursuant thereto, whether or not such warrants, options or other rights are exercisable by the holder; and (b) all outstanding securities of the Target that are convertible or exchangeable into Target Shares are converted or exchanged, as applicable, whether or not such convertible or exchangeable securities are exercisable by the holder;
“Governmental Entity” means: (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board or authority of any of the foregoing; (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (d) any self-regulatory organization;
“Guarantees” has the meaning set out in Section 3.25;
“Independent Committee” means the special committee of the Board of Directors comprised of an independent director of the Board of Directors established to consider the Offer in accordance with Applicable Securities Laws;
“Independent Valuator” means PricewaterhouseCoopers LLP, the professional advisor retained by the Independent Committee to prepare the Formal Valuation;
“Joint Venture” of a Person means a joint venture in which the Person participates, directly or indirectly, whether as a partner, shareholder, interestholder or otherwise, that has a substantial impact on the financial condition, operations or prospects of the Person on a consolidated basis;
“Latest Mailing Time” means July 7, 2006 or such other date as may be agreed to by the parties, provided that in the event: (a) the Offeror shall not have been provided with the lists referred to in Section 2.2(e) in order to permit the Offeror to mail the Offer to the Shareholders by such date, the Latest Mailing Time shall be extended to the second business day following the obtaining of such lists; (b) the mailing of the Offer is delayed by reason of (i) an injunction or order made by a Governmental Entity of competent jurisdiction, (ii) the Offeror not having obtained any waiver, consent, approval, ruling or order of any Governmental Entity which is necessary or required by the Offeror for the making of the Offer or to mail the Bid Circular to the Shareholders, then, provided that such injunction or order is being contested or appealed or such waiver, consent, approval, ruling or order is being actively sought, as applicable, the Latest Mailing Time shall be automatically extended to the second business day following the date on which such injunction or order ceases to be in effect or such regulatory authority waiver, consent, approval, ruling or order is obtained, as applicable;
“Laws” means all international trade agreements, codes and conventions, laws (including common law), by-laws, statutes, rules, regulations, policies, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of or from any Governmental Entity and the term “applicable” with respect to such Laws and in a context that refers to one or more parties, means such Laws as are applicable to such party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the party or parties or its or their business, undertaking, property or securities;
“Loss” means any and all loss, liability, damage, cost or expense actually suffered or incurred by a party resulting from any claim, including the reasonable costs and expenses of any action, suit, proceeding, demand, assessment, judgment or settlement relating thereto, but: (a) excluding loss of profits and other consequential damages and excluding any contingent liability until it becomes actual; (b) reduced by any tax benefit to the indemnified party; and (c) further reduced by any recovery or settlement under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person;
“Minimum Tender Condition” has the meaning set out in paragraph 2(a) of Schedule A hereto;
“Offer” has the meaning set out in Section 2.1(a);
“Offer Price” has the meaning set out in Section 2.1(c);
“Offeror Material Adverse Effect” means a change, effect, event, occurrence or state of facts (or any development involving a prospective change) which materially and adversely affects, or would reasonably be expected to materially and adversely affect: (a) the business, operations, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, financial condition, results of operations, rights or prospects of the Offeror and/or any of its Subsidiaries, taken as a whole; or (b) the ability of the Offeror to (i) complete the Offer or a Subsequent Acquisition Transaction; or (ii) perform its obligations hereunder or consummate the transactions contemplated herein, in each case other than any change, effect, event or occurrence or state of facts (or any development involving a prospective change) relating to the global economy or securities markets in general;
“OSA” means the Securities Act (Ontario);
“OSC” means the Ontario Securities Commission;

“Outside Time” means 5:00 p.m. (Toronto time) on September 30, 2006, provided that the Outside Time may be extended by the Offeror to such later date and time as may be agreed in writing by the Offeror and the Target or:
(a)
to no later than 5:00 p.m. (Toronto time) on the 20th business day after the original Outside Time if (i) the Offeror’s take-up and payment for Target Shares deposited under the Offer is delayed by (A) an injunction or order made by a Governmental Entity of competent jurisdiction, or (B) the Offeror not having obtained any waiver, consent, approval, ruling or order of any Governmental Entity which is necessary to permit the Offeror to take-up and pay for the Target Shares deposited under the Offer; and (ii) written notice is provided to the Target to such effect no later than 5:00 p.m. (Toronto time) on the date that is 10 business days prior to the original Outside Time, or such later date and time as may be agreed in writing by the Offeror and the Target; or

(b)
to no later than 5:00 p.m. (Toronto time) on the 20th business day after the original Outside Time if (i) written notice is provided to the Target to such effect no later than 5:00 p.m. (Toronto time) on the date that is 10 business days prior to the original Outside Time or such later date and time as may be agreed in writing by the Offeror and the Target, and (ii) on the date of such notice (A) at least 90% of the Target Shares outstanding have not been tendered to the Offer, (B) the Minimum Tender Condition has been satisfied, (C) all other conditions to the Offer have been satisfied or waived, and (D) the Offeror has taken up and paid for all Target Shares tendered to the Offer as at such date;

“Person” means an individual, partnership, association, body corporate, Joint Venture, business organization, trust, trustee, executor, administrator, legal representative, government or any other entity, whether or not having legal status;
“Policy Statement Q-27” means Policy Statement Q-27 – Protection of Minority Securityholders in the Course of Certain Transactions of the AMF;
“Proposed Agreement” has the meaning set out in Section 6.1(e);
“Public Documents” has the meaning set out in Section 3.10(b);
“Rule 61-501” means OSC Rule 61-501 – Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions;
“SEDAR” means the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators;
“Shareholders” means holders of Target Shares;
“Stock Option Plan” means the stock option plan of the Target dated June 25, 1998;
“Subsequent Acquisition Transaction” has the meaning set out in Section 2.7;

“subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned, directly or indirectly, by such specified body corporate and shall include any body corporate, partnership, Joint Venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a subsidiary;
“Subsidiary” means a subsidiary of the Target, whether direct or indirect, whose consolidated assets or revenues represent 5% or more of the consolidated assets or revenues, as the case may be, of the Target;
“Superior Proposal” has the meaning set out in Section 6.1(a);
“Target Governing Documents” has the meaning set out in Section 3.2;
“Target Information” means the information about the Target to be included in the Bid Circular;
“Target Material Adverse Effect” means a change, effect, event, occurrence or state of facts (or any development involving a prospective change) which materially and adversely affects, or would reasonably be expected to materially and adversely affect, (a) the business, operations, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, financial condition, results of operations, rights or prospects of the Target and/or any of its Subsidiaries, taken as a whole, or (b) the ability of the Target to perform its obligations hereunder or consummate the transactions contemplated herein, in each case other than any change, effect, event, occurrence or state of facts (or any development including a prospective change) relating to the global economy or securities markets in general;
“Target Shares” means common shares in the share capital of the Target;
“Tax” and “Taxes” means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, licence taxes, royalties, withholding taxes, payroll taxes, employment taxes, Canada Pension Plan premiums, excise, social security, workers’ compensation, employment insurance, stamp taxes, business taxes, property taxes, alternative minimum taxes, goods and services tax, customs duties or other taxes, fees, imposts, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;

“Tax Act” means the Income Tax Act (Canada);
“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;
“Termination Fee” has the meaning set out in Section 7.5(a);
“Termination Fee Event” has the meaning set out in Section 7.5(a); and
“YBCA” means the Business Corporations Act (Yukon).
1.2	Construction
In this Agreement, unless otherwise expressly stated or the context otherwise requires:
(a)	references to “herein”, “hereby”, “hereunder”, “hereof’ and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement;
(b)	references to a “Section” or a “Schedule” are references to a section or schedule of this Agreement;
(c)	words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders;
(d)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;
(e)	wherever the term “includes” or “including” is used, it shall be deemed to mean “includes, without limitation” or “including, without limitation”, respectively;
(f)	references to “the knowledge” of a party means the actual knowledge of the directors and executive officers of such party after reasonable inquiry; and
(g)	all sums of money referred to herein are stated in Canadian dollars.

ARTICLE 2

THE OFFER
2.1	The Offer
(a)          The Offeror shall, either directly or through a wholly-owned subsidiary, subject to the terms and conditions set forth herein, on or before the Latest Mailing Time, make an offer to all holders in Canada and such other jurisdictions as the Offeror may determine, to purchase all of the outstanding Target Shares not owned by the Offeror or any of its affiliates, including any Target Shares that may become outstanding pursuant to the exercise of any currently outstanding convertible or exchangeable securities on substantially the terms and conditions summarized in this Agreement (the “Offer”). The term “Offer” shall include any amendments to, or extensions of, such Offer, made in accordance with the terms and conditions of this Agreement.
(b)          The Offeror and the Target shall each publicly announce the transactions contemplated hereby following the execution of this Agreement by the Offeror and the Target, the text of each such announcement to be approved by the Offeror and the Target in advance, acting reasonably.
(c)          The Offer shall be made to the Shareholders for cash consideration of $0.258 per Target Share (the “Offer Price”).
(d)          The Offeror shall mail the Offer and accompanying take-over bid circular (such circular, together with the Offer, being referred to herein as the “Bid Circular”) in accordance with Applicable Securities Laws to Shareholders as soon as reasonably practicable and, in any event, not later than the Latest Mailing Time.
(e)          Prior to printing the Bid Circular, the Offeror shall provide the Target and its counsel with an opportunity to review and comment on the Bid Circular, recognizing that whether or not such comments are appropriate will be determined by the Offeror, acting reasonably. The Offeror shall provide the Target with a final copy of the Bid Circular concurrently with the mailing of the Bid Circular to Shareholders. The Offeror shall file the Bid Circular and any other documents required by Applicable Securities Laws in connection with the Bid Circular with the appropriate securities commissions and other regulatory authorities in Canada and the United States within the times and in the manner required by Applicable Securities Laws.
(f)           The Offeror agrees that, provided all of the conditions to the Offer set out in Schedule A have been satisfied, the Offeror shall take-up and pay for all of the Target Shares validly tendered (and not validly withdrawn) under the Offer promptly and in any event no later than 10 daysfollowing the time at which it becomes entitled to take-up such Target Shares under the Offer pursuant to Applicable Securities Laws.
(g)          The Offer will be made in accordance with Applicable Securities Laws and shall expire at the Expiry Time or such longer minimum period as may be prescribed under

Applicable Securities Laws, subject to the right of the Offeror to, in its sole discretion, extend the period during which Target Shares may be deposited under the Offer.
(h)          It is understood and agreed that the Offeror may, in its sole discretion, modify, waive or reduce the Minimum Tender Condition or any other term or condition of the Offer; provided that the Offeror will not, except as specifically permitted herein,
(i)	increase the Minimum Tender Condition,
(ii)	decrease the consideration per Target Share,
(iii)	change the form of consideration payable under the Offer (other than to add or increase consideration),
(iv)	modify the conditions to the Offer in a manner which is adverse to the Shareholders, or
(v)	impose additional conditions to the Offer,
without the consent of the Target, not to be unreasonably withheld or delayed.
(i)           The obligation of the Offeror to make the Offer and to mail the Bid Circular to Shareholders is conditional on the prior satisfaction of the following conditions as determined by the Offeror, in its sole judgment, all of which conditions are included for the sole benefit of the Offeror and any or all of which may be waived by the Offeror in whole or in part in its sole discretion without prejudice to any other right it may have under this Agreement:
(i)	this Agreement shall not have been terminated pursuant to Section 7.2;
(ii)
no circumstance, fact, change, event or occurrence caused by a Person other than the Offeror shall have occurred that would render it impossible for one or more of the conditions set out on Schedule A to be satisfied;

(iii)
the Independent Committee and the Board of Directors shall have unanimously (with the exception of certain directors, who, although concurring with the approval and recommendation have abstained from voting solely due to their positions as directors, officers or significant shareholders of parties who have an interest in the Offer), recommended in writing that all Shareholders accept the Offer and shall not have withdrawn such recommendation, nor changed, modified or qualified such recommendation in a manner adverse to the Offeror, nor taken any other action or made any other public statement in connection with the Offer inconsistent with such recommendation;

(iv)	the Independent Valuator shall have provided the Formal Valuation and shall not have withdrawn such Formal Valuation, nor changed, modified or qualified such Formal Valuation nor taken any other action or made any other public statement inconsistent with the Formal Valuation;
(v)
there shall not exist any cease trade order, injunction or prohibition in respect of the making of the Offer or the purchase by or sale of Target Shares to the Offeror under the Offer or the rights of the Offeror to own or exercise full rights of ownership of Target Shares or to complete a Subsequent Acquisition Transaction, nor shall there have been imposed any material limitations or conditions by a Governmental Entity which has the effect of materially increasing the costs of the Offeror in relation to the Offer or any Subsequent Acquisition Transaction;

(vi)	the Offeror shall have received any and all waivers, consents, approvals, rulings or orders necessary for the making of the Offer or to mail the Bid Circular to the Shareholders;

(vii)
all representations and warranties of the Target in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, in each case as of the date of the making of the Offer and the mailing of the Bid Circular to Shareholders as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date which representations and warranties shall remain true and correct in all material respects or in all respects, as appropriate, as of that date) and the Target shall have performed in all material respects all covenants and complied in all material respects with all obligations to be performed or complied with by it as applicable under this Agreement; and

(viii)	no Target Material Adverse Effect or Offeror Material Adverse Effect shall have occurred.
(j)           The Target hereby agrees to provide the Offeror with certificates acceptable to the Offeror from the Target’s Chief Executive Officer and Chief Financial Officer, in each such officer’s capacity as an officer of the Target and not in such officer’s personal capacity, dated the date of each of the mailing of the Bid Circular and the first date the Offeror takes-up and pays for Target Shares tendered under the Offer to the effect that as of such date, the Target has performed in all material respects all covenants to be performed by it under this Agreement, has complied in all material respects with all obligations to be complied with by it under this Agreement and that the representations and warranties of the Target contained in this Agreement qualified as to materiality are true and correct in all respects, and that the representations and warranties of the Target contained in this Agreement not so qualified are true and correct in all material respects, in each case as of such date, with the same force and effect as if given on and as of the date of such certificate.

2.2	Actions by the Target
(a)          The Target hereby represents and warrants to and in favour of the Offeror and hereby acknowledges that the Offeror is relying upon such representations and warranties in entering into this Agreement, that (i) the Independent Valuator has been retained by the Independent Committee as an independent and qualified valuator within the meaning of Rule 61-501 and Policy Statement Q-27, and has delivered to the Independent Committee a written Formal Valuation to the effect that the fair market value of the Target Shares is in the range of $0.240 to $0.275 per share and that (ii) the Target has, in accordance with Rule 61-501 and Policy Statement Q-27, delivered to the Offeror a true and complete copy of the Formal Valuation prepared by the Independent Valuator for inclusion in the Bid Circular
(b)          The Target shall prepare and make available for distribution contemporaneously and together with the Bid Circular sufficient copies of a directors’ circular relating to the Offer together with any other documents required of the Target or the Board of Directors by Applicable Securities Laws in connection with the Offer (the “Directors’ Circular”), prepared in accordance with Applicable Securities Laws, which shall reflect the determinations and recommendation referred to in Section 3.1. The Target shall take (subject to the exercise by the Board of Directors of its fiduciary duties pursuant to, and as permitted under, Section 6.1) all other reasonable actions to support the Offer and ensure the success of the Offer. The Target shall provide the Offeror and its counsel with a reasonable opportunity to review and comment on the Directors’ Circular prior to printing it, recognizing that whether or not such comments are appropriate will be determined by the Target and the Board of Directors, acting reasonably and shall use commercially reasonable efforts to cause the Directors’ Circular to be sent to Shareholders together with the Bid Circular prepared and sent by the Offeror. The Target shall provide the Offeror with a final copy of the Directors’ Circular concurrently with the mailing of the Directors’ Circular to Shareholders. The Target shall file the Directors’ Circular and any other documents required by Applicable Securities Laws in connection with the Directors’ Circular with applicable securities regulatory authorities within the times and in the manner required by Applicable Securities Laws.
(c)          The Target will consent to its transfer agent mailing the Bid Circular and Directors’ Circular to Shareholders and to acting as depositary under the Offer.
(d)          The Target shall provide to the Offeror any and all information regarding the Target and the Subsidiaries that is reasonably required for the preparation of the Target Information and shall provide the Offeror with such other assistance in the preparation of the Bid Circular as may be reasonably requested by the Offeror. The Target hereby represents, warrants and covenants that the Target Information will be accurate and complete in all material respects as at the date of the Bid Circular and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(e)          The Target shall provide the Offeror, as soon as practicable and in any event within five business days after the execution and delivery of this Agreement, with a list of the holders of all Target Shares and of any other classes and series of securities of the Target, and a list of participants in book based nominee registrants such as CDS & Co. and CEDE & Co. in each case together with their addresses and respective holdings of Target Shares. The Target shall concurrently provide the Offeror with a list of the names, addresses and holdings of any and all Persons having rights to acquire securities of the Target and the details of such rights. The Target shall from time to time promptly furnish the Offeror with such additional information, including updated or additional lists of Shareholders or Persons having rights to acquire Target Shares, mailing labels and lists of securities positions and other assistance as the Offeror may reasonably request including in order to be able to communicate the Offer to Shareholders and to such other Persons as are entitled to receive the Offer under Applicable Securities Laws.
(f)           As soon as practicable following execution of this Agreement, the Target will convene a meeting of the Board of Directors to approve the Directors’ Circular, which Directors’ Circular shall reflect the determinations and recommendation in Section 3.1, including the unanimous recommendation of the Independent Committee and the Board of Directors (except for certain directors, who, although concurring with the approval and recommendation have abstained from voting solely due to their positions as directors, officers or significant shareholders of parties who have an interest in the Offer) that Shareholders deposit their Target Shares under the Offer and accept the Offer and a statement that each director of the Target intends to deposit his Target Shares (if any) under the Offer and accept the Offer, subject to the other terms of this Agreement.
2.3	Preparation of Filings
(a)          The Offeror and the Target shall co-operate in the preparation of any application for regulatory approvals and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by either of the parties to be necessary to discharge its respective obligations or otherwise advisable under applicable Laws in connection with this Agreement, the Offer, or any Subsequent Acquisition Transaction as promptly as practicable hereafter.
(b)          The Offeror shall ensure that the Bid Circular complies with Applicable Securities Laws and, without limiting the generality of the foregoing, that the Bid Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to Target Information and any information relating to and provided by any third party that is not an affiliate of the Offeror).
(c)          The Target shall ensure that the Directors’ Circular complies with Applicable Securities Laws and, without limiting the generality of the foregoing, that the Directors’ Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by the Offeror or any third party that is not an affiliate of the Target).
(d)          Each of the Target and the Offeror shall promptly notify the other if at any time before the Effective Time it becomes aware that the Bid Circular or the Directors’ Circular, an application for a regulatory approval or any other order, registration, consent, ruling, exemption, no-action letter or approval, any registration statement or any circular or other filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Bid Circular or the Directors’ Circular, such application, registration statement, circular or filing, and the parties shall co-operate in the preparation of such amendment or supplement as required.
(e)         Subject to any limitations imposed by Applicable Securities Laws, each of the Target and the Offeror agrees to provide the other and their respective counsel in writing with any written comments, notice or communications either of them or their respective counsel may receive from the securities commissions and other regulatory authorities in Canada or the United States or any other relevant Governmental Entity, with respect to the Offer, the Bid Circular and the Directors’ Circular promptly after the receipt of such comments.
2.4	Shareholder Communications and Regulatory Filings
The Target and the Offeror agree to co-operate in the preparation of presentations, if any, to Shareholders regarding the Offer, and no party shall issue any press release or otherwise make public statements with respect to this Agreement, the Offer or any Subsequent Acquisition Transaction without the consent of the other party and the Target shall not make any filing with any Governmental Entity without the consent of the Offeror, not to be unreasonably withheld or denied and the Offeror shall not make any filing with any Governmental Entity without advising the Target prior thereto; provided, however, that the foregoing shall be subject to each party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the party making such disclosure shall use all commercially reasonable efforts to give prior notice to the other party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.
2.5	Withholding
The Offeror shall be entitled to deduct and withhold from the amount otherwise payable pursuant to this Agreement or the Offer or any Subsequent Acquisition Transaction to any Shareholder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Tax Act, or any other provision of domestic or foreign (whether national, federal, state, provincial, local or otherwise) Law relating to Taxes. To the extent the amounts are so deducted and withheld and paid to the appropriate taxing authorities by the Offeror or its affiliates, such deducted and withheld amounts shall be treated for all purposes of this Agreement, the Offer or any Subsequent Acquisition Transaction, as applicable, as having been paid to the Shareholder in respect of which such deduction and withholding was made by the Offeror.

2.6	Directors of the Target
Promptly upon the initial take-up and payment by the Offeror of the Target Shares as contemplated herein, the Target shall cooperate with the Offeror in taking such action as may be necessary to ensure the Board of Directors is comprised of directors selected by the Offeror and the Target acknowledges that the Offeror shall be entitled to designate such number of members of the Board of Directors, and any committee thereof, as is proportionate to the percentage of the outstanding Target Shares owned by the Offeror and the Target, shall not frustrate the Offeror’s attempts to do so and hereby covenants to cooperate with the Offeror, subject to applicable Laws, to enable the Offeror’s designees to be elected or appointed to the Board of Directors and any committee thereof and to constitute a majority of the Board of Directors, including, at the request of the Offeror, to increase the size of the Board of Directors and/or to secure the resignations of such number of directors as is necessary to enable the Offeror’s designees to be elected or appointed to the Board of Directors.
2.7	Subsequent Acquisition Transaction
If, within 120 days after the date of the Offer, the Offer has been accepted by Shareholders holding not less than 90% of the outstanding Target Shares as at the Expiry Time, excluding Target Shares held at the date of the Offer by or on behalf of the Offeror, or an affiliate or an associate (as such term is defined in the OSA) of the Offeror, the Offeror may, at its option, acquire the remainder of the Target Shares from those Shareholders who have not accepted the Offer pursuant to Part 16 of the YBCA. If that statutory right of acquisition is not available or the Offeror chooses not to avail itself of such statutory right of acquisition, the Offeror currently intends to pursue other means of acquiring the remaining Target Shares not tendered to the Offer, although the Offeror shall not be under any obligation to do so. The Target agrees that, in the event the Offeror takes up and pays for Target Shares tendered under the Offer in such number that satisfies at least the Minimum Tender Condition, it will assist the Offeror in connection with any proposed amalgamation, statutory arrangement, merger, reorganization, amendment to articles, consolidation, capital reorganization or other transaction involving the Target, and/or its Subsidiaries, and the Offeror or an affiliate of the Offeror, that the Offeror may, in its sole discretion, undertake to pursue (a “Subsequent Acquisition Transaction” which, for the purposes of this Agreement, shall include a compulsory acquisition under Part 16 of the YBCA) to acquire the remaining Target Shares.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE TARGET
The Target hereby represents and warrants to the Offeror, and acknowledges that the Offeror is relying upon such representations and warranties in connection with the entering into of this Agreement, that:

3.1	Board Approval
The Independent Committee and the Board of Directors, by resolutions passed unanimously (with the exception of certain directors, who, although concurring with the approval and recommendation have abstained from voting solely due to their positions as directors, officers or significant shareholders of parties who have an interest in the Offer), have approved the entering into of this Agreement, and determined that the Offer Price is at the mid-point of the Formal Valuation and is fair to the Shareholders (other than the Offeror and its affiliates) and that the Offer is advisable and in the best interests of the Target and the Shareholders and accordingly the Board of Directors approved the Offer and resolved to recommended to Shareholders that they tender their Target Shares to the Offer. Accordingly, the Board of Directors will co-operate with the Offeror and to support the Offer, to use its commercially reasonable efforts to permit the Offer to be successful and recommend in writing to the Shareholders that they accept the Offer and deposit their Target Shares to the Offer. The Independent Committee has received a formal valuation from the Independent Valuator prepared in accordance with Rule 61-501 and Policy Statement Q-27 that the fair market value of the Target Shares is in the range of $0.240 to $0.275 per share.
3.2	Organization and Qualification
The Target is a corporation duly incorporated, validly existing and in good standing under the Laws of the Yukon and has full corporate power, authority, capacity and right to own its properties and other assets and conduct its businesses as now owned and conducted. The Target is duly registered or otherwise authorized to carry on business, and is in good standing, in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held or the nature of its activities makes such registration or authorization necessary, except where the failure to be so registered or otherwise authorized will not, individually or in the aggregate, have a Target Material Adverse Effect. Copies of the articles of incorporation dated April 22, 1949, articles of amalgamation dated July 20, 1989, articles of continuance dated July 27, 1994 and August 11, 1994, articles of amendment dated August 11, 1994, July 11, 1996 and June 17, 2002, articles of amalgamation dated January 1, 2005 and the by-laws of the Target, as amended on June 29, 1999 and May 30, 2005 (collectively, the “Target Governing Documents”) posted and available for viewing on SEDAR are accurate and complete as of the date hereof and have not been amended, supplemented or superseded, and the Target has not taken, and is not contemplating, any action to amend, supplement, supersede, surrender or cancel such documents.
3.3	Subsidiaries and Joint Ventures
(a)          Except for the Subsidiaries disclosed in the Public Documents, the Target does not have any material, direct or indirect, interest in any Person. Each Person in which the Target has an ownership interest is duly organized and is validly existing under the Laws of its jurisdiction of incorporation, continuance or creation, has all necessary corporate or other power and authority, capacity and right to own its property and other assets and to conduct its businesses as now owned and conducted by it and is duly registered or otherwise qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such registration or authorization necessary, except where the failure to be so registered or otherwise qualified would not, individually or in the aggregate, have a Target Material Adverse Effect. The Target beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of the Subsidiaries representing the Target’s ownership interest disclosed in the Public Documents. All of the outstanding shares in the capital of each of the Subsidiaries that is a corporation and other ownership interests are: (i) duly authorized, validly issued, fully-paid and non-assessable and, all such shares and other ownership interests are owned free and clear of all pledges, security interests, liens, claims or encumbrances of any kind or nature whatsoever, (ii) there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares or other ownership interests in, or material assets or properties of, any Subsidiary, and (iii) free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of such shares.
(b)	The Target is not a party to any Joint Venture.
3.4	Compliance with Laws and Licences; and Defaults
Except as disclosed in the Public Documents, the Target and each of the Subsidiaries has complied with and is in compliance with all applicable Laws, each of them has all licenses, permits, orders or approvals of, and has made all required registrations with, any Governmental Entity that is required in connection with the ownership of their respective assets or the conduct of their respective businesses and operations and the Target and each of the Subsidiaries has fully complied with and is in compliance with all such licences, permits, orders, approvals and registrations, except where failure to so comply would not, individually or in the aggregate, have a Target Material Adverse Effect. Except as disclosed in the Public Documents, there are no licenses material to the conduct of the business of the Target and/or the Subsidiaries. Except as disclosed in the Public Documents, none of the Target or any of the Subsidiaries has received any notice, whether written or oral, of termination, withdrawal, suspension, revocation, refusal, non-renewal, or imposition of terms and conditions upon renewal of any such licenses, permits, orders, approvals or registrations, or of any intention of any Governmental Entity to terminate, withdraw, suspend, revoke, refuse to renew or impose terms or conditions upon renewal of any of such licences, permits, orders, approvals or registrations, except where the termination, withdrawal, suspension, revocation, refusal, non-renewal, or imposition of terms and conditions on renewal, individually or in the aggregate, would not have and is not reasonably expected to have a Target Material Adverse Effect. The execution and delivery by the Target of this Agreement and performance by it of its obligations hereunder (other than any obligations under a Subsequent Acquisition Transaction)and the initial take-up and payment by the Offeror for the Target Shares as contemplated herein and the completion of the Offer will not give rise to the termination, withdrawal, suspension, revocation, refusal, non-renewal, or imposition of material terms or conditions on renewal, of any license, permit, order, approval or registration of the Target and the Subsidiaries. None of the Target or any of the Subsidiaries is in conflict with, or in default (including cross-defaults) under or in violation of: (a) its articles or by-laws or equivalent organizational documents, or (b) any agreement or understanding to which it or by which any of its properties is bound or affected, except for any conflict, default or breach, which would not, individually or in the aggregate, have a Target Material Adverse Effect.
3.5	Capitalization
The authorized capital of the Target consists of an unlimited number of common shares, and an unlimited number of preferred shares, issuable in series. As at the date hereof, 265,290,997 Target Shares, and no preferred shares of Target (and no other equity, convertible or exchangeable securities of Target of any class or series) are issued and outstanding, and all such Target Shares have been duly authorized and validly issued and are fully paid and non-assessable shares in the share capital of the Target and are not subject to nor are they issued in violation of any pre-emptive rights. All securities of the Target have been issued in compliance with Applicable Securities Laws. There are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments or obligations of any character whatsoever requiring or which may require the Target or any Subsidiary to issue or sell or transfer any shares of any capital stock of the Target, including Target Shares, or of any of the Subsidiaries or securities or obligations of any kind convertible into or exchangeable for or otherwise evidencing a requirement to acquire any shares of capital stock of the Target, including Target Shares, or any of the Subsidiaries, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of the Target or any of the Subsidiaries. There are no outstanding contractual obligations of the Target or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Target Shares or with respect to the voting or disposition of any outstanding Target Shares. The holders of outstanding Target Shares are not entitled to pre-emptive or other similar rights. There are no securities of the Target or of any of its Subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the Shareholders on any matter.
3.6	Authority Relative to this Agreement
The Target has all necessary corporate power, authority, capacity and right and has received all requisite corporate power and authority or other required approvals, to enter into this Agreement and to carry out each of its obligations under this Agreement. The execution and delivery of this Agreement by the Target and the consummation by the Target of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors and no other corporate proceedings on the part of the Target are necessary to authorize this Agreement and the performance by the Target of its obligations hereunder. This Agreement has been duly executed and delivered by the Target and constitutes a legal, valid and binding obligation enforceable by the Offeror against the Target in accordance with its terms subject, however, to the usual limitations with respect to enforcement imposed by Law in connection with bankruptcy, insolvency or similar proceedings, the equitable power of the courts to stay proceedings before them, the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

3.7	No Violations
The execution and delivery by the Target of this Agreement, performance by it of its obligations hereunder, initial take-up and payment by the Offeror for the Target Shares as contemplated herein and the completion of the Offer will not:
(a)          result (with or without notice or the passage of time) in a violation, conflict, breach of or constitute a default or result in a right of termination or acceleration under, or permit any Person to exercise rights against the Target or any of its Subsidiaries, or have an adverse effect on the Target or any of its Subsidiaries, or result in the creation of any lien, charge, encumbrance, claim or right of others upon any of the properties or assets of the Target or any of its Subsidiaries or cause any indebtedness to come due before its stated maturity or cause any credit to cease to be available, under any of the terms, conditions or provisions of (i) the Target Governing Documents or the certificate of incorporation or equivalent or by-laws or equivalent of any of the Subsidiaries; (ii) any agreement, contract, indenture, deed of trust, note, mortgage, bond, instrument, licence, permit, government grant or any other instrument or obligation to which the Target or any of its Subsidiaries is a party or by which the Target or any of its Subsidiaries is bound or to which any of them, or any of their respective properties or assets may be subject; or (iii) any applicable Law to which the Target or any of its Subsidiaries is subject or by which the Target or any of its Subsidiaries is bound or to which any of them, or any of their respective properties or assets may be subject, except in each case for any violation, conflict, breach or default which would not have or reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect;
(b)          cause the termination, withdrawal, suspension, revocation, refusal, non-renewal, or imposition of terms or conditions on renewal of any authorization, consent, approval or licence currently in effect which could reasonably be expected to have a Target Material Adverse Effect or prevent or materially delay the making and completion of the Offer by the Offeror or any of the other transactions contemplated hereby (other than a Subsequent Acquisition Transaction); or
(c)          result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Target or any of its Subsidiaries or result in any increase or acceleration of contributions, liabilities or benefits, or acceleration of vesting, under any Benefit Plan or restriction imposed or any asset held in connection with a Benefit Plan.
Except for complying with the provisions of Applicable Securities Law: (1) there is no legal impediment to the execution and delivery of this Agreement by the Target and the delivery of the Directors’ Circular, and (2) no filing or registration with, or authorization, consent or approval of, any Governmental Entity is required of the Target or its Subsidiaries in connection with the execution and delivery of this Agreement by the Target, the making or completion of the Offer or the delivery of the Directors’ Circular or otherwise with a change of control of the Target and/or the Subsidiaries, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not have a Target

Material Adverse Effect or an Offeror Material Adverse Effect and would not prevent or materially delay the making and completion of the Offer by the Offeror.
3.8	Material Contracts
Except as disclosed in the Public Documents, there are no Contracts (as defined below) material to the conduct of the business of the Target and/or the Subsidiaries. Except as disclosed in the Public Documents, no right or benefit under any contract, agreement, license, Guarantee, franchise, lease, arrangement, commitment, understanding or other right or obligation to which the Target or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject (collectively, a “Contract”), including any Contract of or with the Government of the Republic of Armenia, will be materially and adversely affected by the transactions contemplated by this Agreement or otherwise be materially and adversely affected by a change of control of the Target and/or the Subsidiaries. No approval or consent of any Person is needed in order that such Contracts continue in full force and effect following the transactions contemplated by this Agreement (other than any Subsequent Acquisition Transaction) or otherwise pursuant to a change of control of the Target and/or the Subsidiaries. None of the Target, its Subsidiaries nor, to the knowledge of the Target, any of the other parties thereto, is in default or breach of, nor has the Target or its Subsidiaries received any notice of default or breach of, or termination under, any Contract and, to the knowledge of the Target, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of any such Contract except as would not, individually or in the aggregate, have a Target Material Adverse Effect.
3.9	Shareholder and Similar Agreements; Agreements with Directors and Officers
Neither the Target nor any Subsidiary is party to any (a) shareholder, pooling, voting trust or other agreements relating to the issued and outstanding Target Shares or any voting or equity securities of any of the Subsidiaries, or (b) written agreements or understandings with any director or officer of the Target or any of the Subsidiaries or, to the best knowledge of the Target and the Subsidiaries, oral agreements or understandings with such individuals.
3.10	Filings
(a)          The Target is a reporting issuer in all of the provinces and territories of Canada where such a concept exists and a foreign private issuer under United States federal securities laws (and in no other jurisdiction) as of the date hereof and is not in default in the performance of its obligations under the Applicable Securities Laws of such jurisdictions. No delisting, suspension of trading in or cease trading order with respect to any securities of the Target, and, to the knowledge of the Target, no inquiry, review or investigation (formal or informal) of any Governmental Entity, is in effect or ongoing or, to the knowledge of the Target, expected to be implemented or undertaken. Less than 40% (calculated on the date and in accordance with Rules 13e-4 and 14d-1 of the Exchange Act and Schedules 13E-4F and 14D-1F thereunder, as applicable) of outstanding Target Shares are held by U.S. holders (as defined in the Exchange Act), and all other eligibility criteria for use of Schedules 13E-4F and 14D-1F for the Offer as set

forth in Rules 13e-4 and 14d-1 of the Exchange Act, as applicable, have been met. The Target is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended. Target has complied with Applicable Securities Laws governing the conduct of the Offer.
(b)          Except as set forth in the Bid Circular, the Target has filed all documents or information (collectively, the “Public Documents”) required to be filed by it under Applicable Securities Laws since January 1, 2003. All such documents or information filed by the Target under Applicable Securities Laws since January 1, 2003 (inclusive), as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as at the time at which they were filed with applicable securities regulatory authorities. Except as set forth in the Bid Circular, all of the Public Documents, as of their respective dates (and as of the dates of any amendments thereto), complied in all material respects with the requirements of applicable Laws or were amended on a timely basis to correct deficiencies identified by Governmental Entities. The Target has not filed any confidential material change report or similar document with any Governmental Entity that at the date hereof remains confidential. For the purposes of this Agreement, the Formal Valuation will be deemed to be included in the Public Documents, notwithstanding that it may be filed under Applicable Securities Laws after the date hereof.
3.11	Books and Records
The corporate records and minute books of the Target and similar records of each of the Subsidiaries have been maintained substantially in accordance with applicable Laws and are complete and accurate in all material respects. The books, records and accounts of the Target and each of the Subsidiaries (a) have been maintained in accordance with good business practices; (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Target and each of the Subsidiaries; and (c) accurately and fairly reflect the basis for the consolidated financial statements of the Target, in each case, in all material respects. The Target and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with Canadian GAAP and (B) to maintain accountability for assets and liabilities in all material respects.
3.12	Financial Statements and Controls
(a)          The audited consolidated financial statements for the Target for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 and any other financial statements included in the Public Documents during such fiscal years including, in each case, the related notes thereto and the report by the Target’s auditors thereon and the related Management’s Discussion and Analysis for such periods and all financial statements and Management’s Discussion and Analysis of the Target which are or have been publicly disseminated by the Target in respect of any subsequent periods prior to the Effective Time will be or have been, as the case may be, prepared in accordance with all applicable Laws and Canadian GAAP applied on a basis consistent with prior periods and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Target and the Subsidiaries on a consolidated basis as at the respective dates indicated and the results of operation of the Target and its Subsidiaries, taken as a whole (on a consolidated basis) as of the respective dates thereof and for the periods covered thereby and reflect reserves required by Canadian GAAP in respect of all material contingent liabilities, if any, of the Target and its Subsidiaries on a consolidated basis. There has been no material change in the Target’s accounting policies, except as described in the notes to the Target’s financial statements, since December 31, 2005.
(b)          The management of the Target has: (i) implemented disclosure controls and procedures to ensure that information material to the Target, including information relating to its Subsidiaries, is made known to the management of the Target by others within those entities, which disclosure controls and procedures are, given the size of the Target and the nature of its business, effective at the reasonable assurance level in timely alerting the Target’s principal executive officer and its principal financial officer to material information required to be included in the Public Documents, and (ii) not, based on its most recent evaluation, determined there to be any materially fraudulent action that involves management or other employees who have a significant role in the Target’s internal control over financial reporting or reported on such fraud to the Target’s outside auditors or the audit committee of the Board of Directors.
(c)          Since December 31, 2002: (i) neither the Target nor any of the Subsidiaries nor, to the Target’s knowledge, any director, officer, employee, auditor, accountant or representative of the Target or any of the Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Target or any of the Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that the Target or any of the Subsidiaries has engaged in questionable accounting or auditing practices; and (ii) to the Target’s knowledge, no attorney representing the Target or any of the Subsidiaries, whether or not employed by the Target or any of its Subsidiaries, has reported evidence of a material violation of applicable Laws, material breach of fiduciary duty or similar violation by the Target, any of the Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Target.
3.13	Undisclosed Liabilities
Except as disclosed in the audited consolidated financial statements of the Target and its Subsidiaries for the financial year ended December 31, 2005, neither the Target nor any of the Subsidiaries has any liabilities or obligations of any nature required to be set forth in a consolidated balance sheet or in the notes to the consolidated financial statements of the Target and the Subsidiaries under applicable Law or Canadian GAAP whether or not accrued, absolute, contingent or otherwise, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation.

3.14	Property and Title
Except as disclosed in the Public Documents, each of the Target and its Subsidiaries has sufficient title, clear of any defect, material claims or encumbrance, to its operating properties and properties with estimated proven and probable mineral reserves and/or estimated mineral resources (other than property to which it is lessee, in which case it has a valid leasehold interest) and has good and valid title to the real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits or licenses from landowners or authorities permitting the use of land by the Target and/or its Subsidiaries, necessary to permit the operation of their respective businesses as they are now being or are proposed to be owned and conducted, except for such failures of title that would, individually or in the aggregate, not have a Target Material Adverse Effect. The Target and its Subsidiaries hold all mineral rights required to continue their respective businesses and operations as currently conducted and as proposed to be conducted as disclosed in the Public Documents, except to the extent that a failure to do so would not individually or in the aggregate cause a Target Material Adverse Effect. All mineral rights held by the Target and its Subsidiaries are free and clear of all encumbrances and royalty burdens (other than as disclosed in the Public Documents), and none of such mineral rights are subject to reduction by reference to mine payouts or otherwise except for those created in the ordinary course of business and which would not have a Target Material Adverse Effect. Global Gold Corporation has not made or indicated to the Target, directly or indirectly, an intention to make any claim against the Target in respect of participation or other purported rights. With respect to the claim by Azeri government authorities that part of the Zod mine is located on Azeri territory, as disclosed in the Public Documents, as of the date hereof, there have been no legal or other proceedings launched by the Azerbaijan government or government authority, there has been no conclusive determination of this issue and the Target is not aware of any information which has not been disclosed in the Public Documents which suggests that the claim will be resolved in favour of Azerbaijan. The Government of the Republic of Armenia has not and has not indicated to the Target, directly or indirectly, any intention to withdraw or modify its position that the Zod mine is under Target control.
3.15	Absence of Certain Changes or Events
(a)          Since December 31, 2005, (a) the Target and the Subsidiaries have conducted their respective businesses only in the usual, ordinary and regular course and consistent with past practice including as to the making of forward commitments; and (b) there has not been any event, change or occurrence which has had or is reasonably expected to have a Target Material Adverse Effect.
(b)          Since December 31, 2004, neither the Target nor any Subsidiary has engaged in any hedging activities. Neither the Target nor any Subsidiary has entered into any agreement regarding hedging or otherwise has any plans to engage in hedging activities of any kind.

3.16	No Defaults
Neither the Target nor any of the Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under any material contract or agreement to which it is a party which would, if terminated due to such default, individually or in the aggregate, have a Target Material Adverse Effect.
3.17	Employment Matters
(a)          Neither the Target nor any of the Subsidiaries has entered into any written or oral agreement or understanding providing for retention, severance, termination or other payments in connection with the termination of employment, engagement, or resignation, of any director, officer, employee or consultant following a change in control of the Target or any Subsidiary.
(b)          Neither the Target nor any of the Subsidiaries is a party to any collective bargaining agreement or subject to any application for certification nor are there any current, pending or, to the best of the knowledge of the Target, threatened strikes, lock-outs, slowdowns or work stoppages affecting either the Target or any of the Subsidiaries.
(c)          Neither the Target nor any of the Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the best of the knowledge of the Target, threatened, or any litigation, actual or, to the best of the knowledge of the Target, threatened, relating to employment or termination of employment of employees or consultants.
(d)          Each of the Target and the Subsidiaries has, in all material respects, operated in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or, to the best of the knowledge of the Target, threatened proceedings before any board or tribunal with respect to any of the areas listed herein.
(e)          Neither the Target nor any of the Subsidiaries has made any commitment to provide, or any representation in respect of, any increase in the compensation of any Employees (including any increase pursuant to a Benefit Plan) or any increase in any such compensation or bonus payable to any Employee, or to make any loan to, or to engage in any transaction with, any Employee, except in the usual, ordinary and regular course of business and consistent with past practice.
(f)           All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, accrued wages, salaries and commissions, severance pay and Employee Benefit Plan payments have been reflected in the books and records of the Target. Neither the Target nor any of the Subsidiaries has any material liabilities or any obligations whatsoever in respect of any retired or former Employee.

3.18	Litigation, Etc.
(a)          There is no suit, claim, action, proceeding or investigation pending, commenced or, to the knowledge of the Target, threatened against or relating to the Target or any of the Subsidiaries or affecting any of their respective properties or assets before or by any Governmental Entity which, if determined adversely to the Target or any of the Subsidiaries, as the case may be, individually or in the aggregate, would reasonably be expected to have a Target Material Adverse Effect, nor is the Target aware of any existing ground on which any such suit, claim, action, proceeding or investigation may be commenced with any reasonable likelihood of success.
(b)          Neither the Target nor any of the Subsidiaries is subject to any outstanding judgment, order, writ, injunction, decree or arbitration order or award which has had or is reasonably expected to have a Target Material Adverse Effect, nor is the Target aware of any existing ground on which any such judgment, order, writ, injunction, decree or arbitration order or award may be issued or imposed or issued with any reasonable likelihood of success.
3.19	Environmental
Each of the Target and the Subsidiaries and their respective businesses, operations, and properties:
(a)          except as disclosed in the Public Documents, has obtained and currently holds all Environmental Permits which are required under all Environmental Laws except where the absence of same would not individually, or in the aggregate, reasonably be expected to have a Target Material Adverse Effect. With respect to the environmental clearance required from the Government of the Republic of Armenia to move the Ararat plant to the Zod mine site as disclosed in the Public Documents, the Target is currently in negotiations with certain Armenian government agencies to obtain Environmental Impact Assessment Clearance and as of the date hereof is not aware of any information which has not been disclosed in the Public Documents which indicates that the Government of the Republic of Armenia will not grant the requested clearance or that the granting of same will be unduly delayed or will have material conditions imposed thereon or will otherwise have a Target Material Adverse Effect;
(b)          except as disclosed in the Public Documents, is in compliance with all Environmental Laws and all terms and conditions of all Environmental Permits except where the failure to be in compliance would not individually, or in the aggregate, reasonably be expected to have a Target Material Adverse Effect;
(c)          except as disclosed in the Public Documents, has not received any order, request or notice from any Person alleging a material violation of, or providing notice of any changes to the terms of, any Environmental Laws except where any such order, request or notice would not individually, or in the aggregate, reasonably be expected to have a Target Material Adverse Effect;

(d)          except where the same would not individually, or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, (a) is not a party to any litigation or administrative proceeding, nor so far as it is aware, is any litigation or administrative proceeding threatened against it or its property or assets, which (1) asserts or alleges that it violated any Environmental Laws, (2) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the release of any hazardous substances, or (3) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the release of any hazardous substances, (b) is not aware of any conditions existing currently or likely to exist which could reasonably be expected to subject it to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by it; and (c) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws;
(e)          has not used, owned, operated, occupied or managed, had charge of or control over, now or in the past, any real property that is not free of contamination from any hazardous material except for such contamination that could not reasonably be expected to result in environmental liabilities except where the same would not individually or in the aggregate have a Target Material Adverse Effect;
(f)           has not caused, suffered or permitted to occur any release of hazardous materials on, at, in, under, above, to, from or about any of the real property used, owned, operated, occupied or managed by the Target or any of its Subsidiaries or over which any of them had charge of or control now or in the past, contrary to any Environmental Laws except where the same would not individually, or in the aggregate, reasonably be expected to have a Target Material Adverse Effect; and
(g)          is not involved in operations or does not know of any facts, circumstances or conditions, including, any release of hazardous material, that could reasonably be expected to result in any environmental liabilities except where the same would not individually, or in the aggregate, reasonably be expected to have a Target Material Adverse Effect.
3.20	Taxes
(a)          Except as disclosed in the Public Documents, the Target and each of its Subsidiaries has timely filed, or caused to be filed, all Tax Returns required to be filed by it, (all of which returns were correct and complete in all material respects), and have paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all Taxes that are due and payable (including all instalments on account of Taxes for the current year, that are due and payable by the Target and each of the Subsidiaries whether or not assessed (or reassessed) by the appropriate Governmental Entity), in each case except for any such Tax Returns or Taxes the non-filing or non-payment of which have not or would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, and the Target has provided adequate accruals in accordance with Canadian GAAP in its most recently published consolidated financial statements for any Taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any Tax Returns. Since such publication date, no material Tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the in the usual, ordinary and regular course. There is no assessment or reassessment under review or appeal with any Governmental Entity.
(b)          Except as disclosed in the Public Documents, there are no proceedings, investigations, audits or claims now pending or, to the best of the knowledge of the Target, threatened against the Target or any Subsidiary in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes.
(c)          There are no material proposed (but unassessed) additional Taxes and none has been asserted in writing by the Canada Revenue Agency or any other taxing authority, including any sales tax authority, in connection with any of the Tax Returns referred to in (a) above, and no waivers of statutes of limitations have been given or requested with respect to the Target or any of the Subsidiaries, in each case except for any such written notices or waivers which, individually or in the aggregate, have not had a Target Material Adverse Effect. No Tax liens have been filed other than for Taxes not yet due and payable which, individually or in the aggregate, would have a Target Material Adverse Effect.
(d)          For all periods ended on or before December 31, 2005, true and complete copies of (i) all relevant portions of material income tax audit reports, statements of deficiencies, settlements or other agreements relating to Taxes received by the Target or its Subsidiaries or on behalf of the Target or any of its Subsidiaries from a Governmental Entity, and (ii) all material federal, provincial, state, local or foreign income or franchise returns for the Target or any of its Subsidiaries have been made available by the Target for inspection by the Offeror.
(e)          Neither the Target nor any of its Subsidiaries is party to or bound by any material agreement, arrangement or practice with respect to Taxes (including Tax sharing agreements with any taxing authority).
3.21	Withholdings
The Target and each of the Subsidiaries have withheld from each payment made to any of their present or former employees, officers and directors all Taxes required by applicable Laws and have duly and timely remitted to the appropriate Governmental Entity such Taxes, and will continue to do so until the Effective Time.
3.22	Intellectual Property
Except to the extent that could not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, the Target and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, industrial designs, trademarks, trade names, service marks, copyrights, know-how and other proprietary intellectual property rights that are used in their respective businesses.

3.23	Insurance
Policies of insurance in force as of the date hereof naming the Target or any of the Subsidiaries as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the businesses of the Target and each of the Subsidiaries for which, having regard to the nature of such risk and the relative cost of obtaining insurance, it is in the opinion of the Target, acting reasonably, prudent to seek such insurance rather than provide for self-insurance. All such policies of insurance shall remain in force and effect and shall not be cancelled, subject to non-renewal, renewed with a change in terms or conditions or otherwise terminated as a result of the Offer or any of the transactions contemplated by this Agreement other than such cancellations, non-renewals, imposition of terms and conditions on renewal and terminations as would not individually or in the aggregate have a Target Material Adverse Effect or as is agreed to or requested by the Offeror.
3.24	Employee Benefits
(a)          Each of the Target and the Subsidiaries has complied in all material respects with all the terms of, and all applicable Laws in respect of, employee compensation, health, welfare, supplemental unemployment benefit, bonus, profit sharing, deferred compensation, stock purchase, stock compensation, disability, pension or retirement plans and other employee compensation or benefit obligations of the Target and each of the Subsidiaries arising under or relating to each of the employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon the Target or any of the Subsidiaries (collectively referred to as the “Benefit Plans”).
(b)          All of the Benefit Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with all applicable Laws, and in accordance with their terms and the terms of agreements between the Target and/or any of its Subsidiaries, as the case may be, and their respective Employees and former employees. To the knowledge of the Target, no fact or circumstance exists that could adversely affect the existing Tax status of a Benefit Plan.
(c)          All current obligations of the Target or any of its Subsidiaries regarding the Benefit Plans have been satisfied in all material respects and no Taxes are owing or exigible under any of the Benefit Plans except as would not have a Target Material Adverse Effect. All contributions or premiums required to be made by the Target or any of its Subsidiaries, as the case may be, under the terms of each Benefit Plan or by applicable Laws have been made in a timely fashion in accordance with applicable Laws and the terms of the Benefit Plans except as do not have a Target Material Adverse Effect.
(d)          Each Benefit Plan is insured or funded as required by applicable Law and in good standing with such Governmental Entities as may be applicable and, as of the date hereof, no currently outstanding notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by the Target or any of its Subsidiaries from any such Governmental Entities other than such breaches as in the aggregate do not have a Target Material Adverse Effect. Each Benefit Plan which is required under its terms or pursuant to applicable Law to be funded on an actuarial or other basis is fully funded on both a going concern and solvency basis in accordance with the actuarial assumptions and methods used in the most recent actuarial valuation report in respect of each such Benefit Plan filed with the applicable Governmental Entity.
(e)          All liabilities of the Target and each of its Subsidiaries (whether accrued, absolute, contingent or otherwise) related to the Benefit Plans have been fully and accurately accrued and disclosed, and reported in accordance with Canadian GAAP in the Target’s financial statements. No changes have occurred or are expected to occur to any Benefit Plan which would materially affect the most recent actuarial report prepared in respect of the applicable Benefit Plan.
(f)           There are no actions, suits, claims (other than routine claims for payment of benefits in the usual, ordinary and regular course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the Benefit Plans which, individually or in the aggregate, have or would reasonably be expected to have a Target Material Adverse Effect.
(g)          Except as disclosed in the Public Documents, the Target and the Subsidiaries have no pension or retirement income plans, and have not made any agreements or promises with respect to same.
(h)          The Target and the Subsidiaries have no stock option plans or similar arrangements other than the Stock Option Plan.
3.25	Guarantees
Except as disclosed in the Public Documents, neither the Target, nor any of the Subsidiaries has given or agreed to give, nor is it a party to or bound by, any guarantee of indebtedness, indemnity or suretyship of other obligations of any Person (collectively, “Guarantees”) which, if enforced in accordance with their terms, would individually or in the aggregate, have a Target Material Adverse Effect. No claims have been made, nor, to the best of the knowledge of the Target and the Subsidiaries, are threatened, under or in respect of any Guarantee of, or delivered by, the Target or the Subsidiaries, except for such claims which, individually or in the aggregate, do not exceed $100,000.
3.26	Restrictions on Business Activities
There is no agreement, judgment, injunction, order or decree binding upon the Target or any of the Subsidiaries that has, or could reasonably be expected to have, the effect of materially prohibiting, restricting or impairing any activities of the Target or any of the Subsidiaries, any acquisition of property by the Target or any of the Subsidiaries or the conduct of business by the Target or any of the Subsidiaries as currently conducted.

3.27	Mineral Reserves and Resources
The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources disclosed in the Public Documents have been prepared and disclosed in all material respects in accordance with accepted engineering practices and all applicable Laws. There has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material of the Target and its Subsidiaries, taken as a whole, from the amounts disclosed in the Public Documents. The independent review of the results of the Target’s drilling program post the Phase III pre-feasibility study for Zod is not expected to have a material impact on the cash flow and other estimates of Target management contained in the Formal Valuation.
3.28	Operational Matters
Except as would not, individually or in the aggregate, be reasonably expected to have a Target Material Adverse Effect:
(a)
except as disclosed in the Public Documents, all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens and other payments due or payable on or prior to the date hereof or with respect to the direct or indirect assets of the Target and its Subsidiaries have been properly and timely paid. With respect to the dispute with the Government of the Republic of Armenia in relation to the environmental payment for 2004 disclosed in the Public Documents, the Target is not aware of any information not disclosed in the Public Documents which would indicate that the dispute may not be resolved in favour of the Target;

(b)
all rentals and payment obligations due and payable or performable on or prior to the date hereof under or on account of any of the direct or indirect assets of the Target and its Subsidiaries have been duly paid, performed, or provided for prior to the date hereof; and

(c)
all (i) mines where the Target or a Subsidiary is operator at the relevant time and (ii) mines located in or on the lands of the Target or any Subsidiary, have been developed in accordance with industry standard mining practices and in compliance with all applicable Laws.

3.29	Canadian Assets and Revenues
As shown in the audited financial statements of the Target for its most recently completed fiscal year immediately preceding the execution of this Agreement, neither (i) the aggregate value of the assets in Canada owned by the Target and its Subsidiaries, nor (ii) the gross revenues from sales in or from Canada of the Target and its Subsidiaries exceeds $50,000,000.

3.30	Corrupt Practices Legislation
There have been no actions taken by or, to the knowledge of the Target, on behalf of the Target or its Subsidiaries that would cause the Target to be in violation of the Corruption of Foreign Public Officials Act (Canada) or similar applicable laws of any other country.
3.31	Survival of Representations and Warranties
The representations and warranties of the Target contained in this Agreement shall not survive the completion of the Offer and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE OFFEROR
The Offeror hereby represents and warrants to the Target and acknowledges that the Target is relying upon such representations and warranties in connection with the entering into of this Agreement, that:
4.1	Organization and Qualification
The Offeror is validly existing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to conduct its businesses as they are now being conducted.
4.2	Authority Relative to this Agreement
The Offeror has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement by the Offeror and the performance by the Offeror of its obligations hereunder have been duly authorized by the board of directors of the Offeror and no other corporate proceedings on the part of the Offeror are necessary to authorize this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by the Offeror and constitutes a legal, valid and binding obligation, enforceable by the Target against the Offeror in accordance with its terms subject, however, to the usual limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency or similar proceedings, the equitable power of the courts to stay proceedings before them, the execution of judgements and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.
4.3	No Violations
The Offeror has complied with Applicable Securities Laws governing the conduct of the Offer. The execution and delivery by the Offeror of this Agreement and the performance by the Offeror of its obligations hereunder do not:

(a)          violate, conflict with or result in a breach of any provision of (i) its certificate of incorporation, or by-laws; (ii) any material agreement or other instrument to which it is a party or by which it is bound; or (iii) any applicable Law to which it is subject or by which it is bound, except for any violation, conflict or breach which would not, individually or in the aggregate, have an Offeror Material Adverse Effect; or
(b)          other than in connection with or in compliance with the provisions of Applicable Securities Laws, no authorization, consent or approval of, or filing with any Governmental Entity is necessary on the part of the Offeror for the consummation of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement.
4.4	Financing Arrangements
The Offeror has made adequate arrangements to ensure that the required funds are available to effect payment in full for all of the Target Shares acquired pursuant to the Offer.
4.5	Survival of Representations and Warranties
The representations and warranties of the Offeror contained in this Agreement shall not survive the completion of the Offer and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
ARTICLE 5

COVENANTS
5.1	Covenants of Target Regarding the Conduct of Business
The Target hereby covenants and agrees that during the period from the date of this Agreement until the earlier of the time (the “Effective Time”) the Offeror initially takes-up and pays for the Target Shares as contemplated herein and the time at which this Agreement is terminated in accordance with its terms, unless the Offeror shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement, the Target will, and will cause each of its Subsidiaries to:
(a)          conduct its and their respective businesses only in and not take any action or omit to take any action except in, the usual, ordinary and regular course of business, consistent with past practice and to use commercially reasonable efforts to preserve intact their present business organizations and goodwill, their respective assets, real property interests (including title to leasehold and other interests in respect of real property), mining leases, mining concessions, mining claims, exploration permits or prospecting permits or other property, mineral or proprietary interests or rights in good standing, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, customers, Employees and others having business relationships with them;
(b)          not, directly or indirectly: (i) amend or propose to amend its articles, charter or by-laws or other comparable organizational documents; (ii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares or other equity interests of the Target or its Subsidiaries, or options, warrants, calls, rights or units to acquire any such shares or interests, securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares or other equity interests of the Target or its Subsidiaries, other than (A) in transactions solely between two or more Target wholly-owned Subsidiaries or solely between the Target and a Target wholly-owned Subsidiary, (B) pledges made pursuant to pledge commitments contained in written agreements entered into prior to the date hereof and described in the Public Documents, and (C) as required under applicable Law, or contracts entered into prior to the date hereof and described in the Public Documents; (iii) split, consolidate, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or declare, set aside or pay any dividends on, or make any other distributions or payments (whether in cash, shares, property or otherwise) in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary to the Target; (iv) redeem, purchase, offer to purchase or otherwise acquire any of its outstanding securities, unless otherwise required by the terms of such securities and other than in transactions solely between two or more Target wholly-owned Subsidiaries or solely between the Target and a Target wholly-owned Subsidiary; (v) amend the terms of, or reduce the stated capital of, any of its securities; (vi) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Target or any of its Subsidiaries or undertake any amalgamation, merger, consolidation, spin-off, demerger or a reorganization of the Target or any of its Subsidiaries;
(c)          conduct itself so as to keep the Offeror informed as to the material decisions or actions required to be made or taken by the Board of Directors with respect to the operation of the Target’s business; provided, in each case, that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to any Person or otherwise prevented by applicable Law;
(d)          not, and shall not permit any of its Subsidiaries to, (i) grant or promise to grant to any officer or director, other than as disclosed to the Offeror in writing prior to the date hereof, an increase or improvement in compensation or benefits in any form; (ii) other than in the ordinary course of business consistent with past practice, grant or promise to grant to any other Employee any increase in compensation or benefits in any form other than to the extent required under any existing collective bargaining agreements or union contracts; (iii) make any loan to any officer or director; (iv) take any action with respect to the grant or increase of any severance or termination pay to, or the entering into or amendment of any employment or consulting agreement or arrangement with, any Employee of the Target or any of its Subsidiaries, or with respect to any increase of benefits payable under its current severance or termination pay policies; (v) adopt or amend any bonus, profit sharing, incentive, compensation, option, pension, retirement, deferred compensation, employment or other Benefit Plans, agreement, trust, fund or arrangement for the benefit or welfare of any Employee; (vi) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice under any Benefit Plan, collective bargaining agreement or union contract; or (vii) except as required by Law, establish, adopt, enter into or amend any collective bargaining arrangement;
(e)          not directly or indirectly: (i) sell, pledge, lease, dispose of or encumber any assets of the Target or of any Subsidiary, except in the ordinary course of business consistent with past practice; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise) any Person or division thereof, or, except for investments in securities made in the ordinary course of business consistent with past practice, make any investment either by the purchase of securities, contributions of capital (other than to wholly-owned Subsidiaries), property transfer, or, except in the ordinary course of business consistent with past practice, purchase any property or assets of any other Person, if any of the foregoing would be material to the business or financial condition of the Target and its Subsidiaries taken as a whole; (iii) commence or undertake a substantial expansion of its business facilities or operations or an expansion that is out of the ordinary and regular course of business consistent with past practice in light of current market and economic conditions; (iv) incur any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances, except (A) in the ordinary course of business consistent with past practice, and (B) for refinancing of existing debt on substantially the same or more favourable terms; (v) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Target’s financial statements or incurred in the ordinary course of business consistent with past practice; (vi) authorize, recommend or propose any release or relinquishment of any contractual right or other right under any license or permit, other than in the ordinary course of business consistent with past practice; (vii) waive, release, grant or transfer any rights of material value or modify or change any existing licence, permit, lease, contract or other document, other than in the ordinary course of business consistent with past practice; (viii) abandon or fail to diligently pursue any application for any license, permit, order, authorization, consent, approval or registration, except where such abandonment or failure would not, individually or in the aggregate, result in a Target Material Adverse Effect; (ix) except in the ordinary course of business consistent with past practice or as required by applicable Law, enter into or modify in any material respect any contract or series of contracts, agreement, commitment or arrangement which new contract or series of related new contracts, agreement, commitment or arrangement or modification to an existing contract or series of related existing contracts, agreement, commitment or arrangement could reasonably be expected to have a Target Material Adverse Effect; or (x) authorize or propose any of the foregoing, or enter into or modify any contract or series of contracts, agreement, commitment or arrangement to do any of the foregoing;
(f)           use commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Target or any of its Subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing, having comparable deductions, providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;
(g)          (i) not settle or compromise any material action, claim or proceeding brought against it or any of its Subsidiaries or any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Offer; and (ii) notify the Offeror, first immediately orally and then promptly in writing, of (A) any claim brought by any present, former or purported holder of any securities of the Target in connection with the transactions contemplated by this Agreement or the Offer; and (B) the occurrence of any Target Material Adverse Effect or, subject to Applicable Securities Laws, any change in any material fact set forth in the Public Documents;
(h)          (i) duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects; (ii) timely pay all Taxes which are due and payable (including all instalments on account of Taxes for the current year, that are due and payable by the Target or any of the Subsidiaries whether or not assessed (or reassessed) by the appropriate Governmental Entity) and timely withhold and remit all Taxes required to be withheld and remitted; (iii) not make or rescind any material express or deemed election relating to Taxes; (iv) not make a request for a tax ruling or enter into a closing agreement with any taxing authorities; (v) not settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (vi) not enter into, modify or terminate any agreement with respect to any of the foregoing or execute any waiver providing for an extension of time within which any Governmental Entity may assess or collect Taxes for which the Target or any of the Subsidiaries is or may be liable or the Target or any of the Subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes; and (vii) not amend any of its accounting policies or practices or adopt new accounting policies or practices, in each case except as may be required by applicable Law or in accordance with Canadian GAAP; and
(i)           (i) except as otherwise specifically described in this Agreement, not directly or indirectly authorize or propose, or enter into or modify, any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other paragraphs of this Section 5.1 and (ii) not take any action (including, without limitation and for greater certainty, any action that would otherwise be permitted to be taken under the terms of this Agreement), if such action could reasonably be expected to prevent, materially impede or make more difficult or burdensome in any material respect, any of the transactions contemplated hereby.
5.2	Covenants of Target Regarding the Performance of Obligations
(1)          The Target shall and shall cause its Subsidiaries to perform all obligations required to be performed by the Target or any of its Subsidiaries under this Agreement, co-operate with the Offeror in connection therewith, and do all such other acts and things as may be reasonably requested by the Offeror and are necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this

Agreement and, without limiting the generality of the foregoing, the Target shall and where appropriate shall cause its Subsidiaries to:

(a)
apply for and use all commercially reasonable efforts to obtain all appropriate regulatory approvals relating to the Target or any of its Subsidiaries (including promptly complying with all requests for information) and, in doing so, to keep the Offeror reasonably informed as to the status of the proceedings related to obtaining the appropriate regulatory approvals, including, but not limited to, providing the Offeror with copies of all related applications and notifications, in draft form, and requests for information in order for the Offeror to provide its comments;

(b)	defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;
(c)
use all commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by the Target or its Subsidiaries from other parties to loan agreements, leases, licences or other contracts, provided that such waivers, consents and approvals may be conditional on the Offeror taking up Target Shares under the Offer and to the extent such waivers, consents and approvals require an adverse modification to the terms of such documents or prepayment of any funds or the incurring of additional obligations, shall be subject to the Offeror’s prior written consent; and

(d)
subject to applicable Law and the fiduciary duties of the Board of Directors, recommend that Shareholders accept the Offer in respect of their Target Shares and not act, or fail to act, in any way that might reasonably be expected to discourage Shareholders from accepting the Offer and, except as permitted hereby, not withdraw such recommendation.

(2)          The Target shall give the Offeror the opportunity to participate, at its own expense, in the defence or settlement of any shareholder litigation against the Target relating to any transaction contemplated hereby; provided, however, that no such settlement shall be agreed to without the Offeror’s prior written consent (which consent shall not be unreasonably withheld or delayed if such settlement only involves monetary payment).

5.3	Covenants of the Offeror
The Offeror shall, perform all obligations required to be performed by it under this Agreement, co-operate with the Target in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing:

(a)          the Offeror shall, subject to the terms and conditions of this Agreement, make the Offer, which Offer shall be made by the Offeror in compliance with Applicable Securities Laws;
(b)          the Offeror shall, subject to the terms and conditions of the Offer, take-up the Target Shares validly deposited under the Offer and not withdrawn and pay for such Target Shares in accordance with the Offer and Applicable Securities Laws; and
(c)          the Offeror shall apply for and use all commercially reasonable efforts to obtain all appropriate regulatory approvals relating to the Offeror or any of its subsidiaries and, in doing so, to keep the Target reasonably informed as to the status of the proceedings related to obtaining the appropriate regulatory approvals, including providing the Target with copies of all related applications and notifications, in draft form, in order for the Target to provide its comments thereon.
5.4	Mutual Covenants
Each party covenants and agrees that, except as contemplated in this Agreement, during the period from the date of this Agreement until the Effective Time:
(a)          it shall, and shall cause its subsidiaries to use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 5 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things reasonably requested by the other party and that are necessary, proper or advisable under all applicable Laws to complete the Offer, any Subsequent Acquisition Transaction and any of the other transactions contemplated hereby as promptly as is practicable, including using its commercially reasonable efforts to: (i) execute and deliver such documents and instruments as the other party hereto may reasonably request; (ii) obtain such information, document or consents required in connection with the preparation of the Bid Circular and shall use its commercially reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations, filings (including filings under Applicable Securities Law) and submissions of information requested by Governmental Entities required to be effected by it in connection with the Offer or any Subsequent Acquisition Transaction and any of the other transactions contemplated hereby, as applicable; (iii) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete the Offer or any Subsequent Acquisition Transaction and any of the other transactions contemplated hereby, as applicable; and (iv) reasonably co-operate with each other party in connection with the performance by it and its subsidiaries of their obligations hereunder;
(b)          it shall not take any action or permit any action to be taken which would reasonably be expected to impede the making or completion of the Offer or any Subsequent Acquisition Transaction except as permitted by this Agreement, or refrain from taking any commercially reasonable action which is inconsistent with this Agreement; and
(c)          it shall use its commercially reasonable efforts to conduct its affairs so that all of its representations and warranties contained herein qualified as to materiality shall be true and correct and all of its representations and warranties contained herein not so qualified shall be true and correct in all material respects, in each case, on and as of the Expiry Date and the date on which a Subsequent Acquisition Transaction is consummated as if made thereon (other than representations and warranties specific to a particular date which shall remain true and correct in all material respects as of that date).
ARTICLE 6

MISCELLANEOUS
6.1	No Solicitations, Opportunity to Match, Etc.
(a)          During the period commencing on the date hereof and continuing until the termination of this Agreement, the Target shall not, and shall cause each of the Subsidiaries not to, directly or indirectly, through any shareholder, officer, director, Employee, advisor, representative or agent of the Target or any of the Subsidiaries, or otherwise, (A) make, solicit, assist, initiate or encourage or otherwise facilitate (including by way of furnishing information, permitting any visit to any facilities or properties of the Target or the Subsidiaries, including material mineral properties, or entering into any form of agreement, arrangement or understanding), any inquiries, proposals or offers relating to, or that may be reasonably expected to lead to, (i) any liquidation, dissolution or winding-up, recapitalization, merger, amalgamation, take-over bid, tender offer, arrangement, share exchange, issuer bid, business combination, consolidation, or reorganization in respect of the Target or any of the Subsidiaries; (ii) any dividend or distribution, sale, purchase (or any lease, long term supply agreement or other arrangement having the same economic effect as a purchase), or other acquisition of all or a material portion of the assets of, or any equity interest (including securities or rights or interests therewith or thereto) in the Target or any of the Subsidiaries; (iii) any sale by the Target or any of the Subsidiaries of an interest in any material mineral property of the Target; (iv) any other similar transaction or business combination of or involving the Target or any of the Subsidiaries other than with the Offeror; or (v) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than the Offeror (an “Acquisition Proposal”); or (B) continue or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to do or seek to do any Acquisition Proposal; or (C) withdraw the Board of Directors’ or the Independent Committee’s recommendation of the Offer or change or qualify any such recommendation in any manner adverse to the Offeror or propose publicly to withdraw, change or qualify any such recommendation; or (D) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or accept or enter into, or propose publicly to accept or enter into, any letter of intent, agreement in principle, agreement, understanding or arrangement related to any Acquisition Proposal; provided, however, that nothing contained in this Section 6.1(a) or any other provision of this Agreement shall prevent the Board of Directors from approving any unsolicited bona fide written Acquisition Proposal made by a third party after the date hereof, for which financing or properties, to the extent required to complete such Acquisition Proposal, is then committed (as determined reasonably and in good faith by the Board of Directors after consultation with the third party offeror and the Target’s financial advisors and outside legal counsel), is not subject to a due diligence and/or access condition that requires access to the books, records, personnel or properties of the Target or any of its Subsidiaries or their representatives beyond 5:00 p.m. (Toronto Time) on the tenth business day after which access is afforded to the third party making the Acquisition Proposal (provided, however, the foregoing shall not restrict the ability of such Person to continue to review information provided); involves all of the outstanding Target Shares or all of the consolidated assets of the Target; and that was not solicited on or after January 22, 2006 or in breach of this Agreement, in respect of which the Board of Directors determines reasonably and in good faith (after consultation with its financial advisors and after receiving from its outside legal counsel advice of such legal counsel, reflected in the board minutes, to the effect that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors) that such Acquisition Proposal is reasonably capable of completion in accordance with its terms without undue delay taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal and such Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction that is more favourable financially to the Shareholders (other than the Offeror and its shareholders and affiliates) than the Offer on a cash equivalent basis, including any adjustment to the terms and conditions of the Offer proposed by the Offeror pursuant to Section 6.1(e) below (any such Acquisition Proposal being referred to herein as a “Superior Proposal”).
(b)          The Target shall, and shall cause its officers, directors, Employees, representatives and agents of the Target and its Subsidiaries to immediately terminate any existing solicitation, discussion or negotiation with any Person (other than the Offeror and its affiliates) with respect to any potential Acquisition Proposal or any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal. The Target hereby agrees not to release any third party from any confidentiality or standstill agreement to which the Target and such third party are parties. The Target shall immediately request the return or destruction of all confidential information provided to any third parties that have entered into a confidentiality agreement with the Target relating to any potential Acquisition Proposal and shall use all reasonable efforts to ensure that such requests are honoured.
(c)          The Target shall as soon as practicable and in any event within 24 hours provide notice in writing to the Offeror of, and provide to the Offeror a copy of any future Acquisition Proposal, any proposal, inquiry, offer or request (or any amendment thereto) relating to or constituting, or that may reasonably be expected to constitute, an Acquisition Proposal, or any request for non-public information relating to the Target or any of the Subsidiaries or for access to the properties, books or records of the Target or any of the Subsidiaries (or any amendment thereto), by any Person of which the Target, any of the Subsidiaries or any of their respective directors, officers Employees, representatives or agents is or becomes aware. Such notice to the Offeror shall be made from time to time and shall indicate the identity of the Person making such proposal, inquiry or contact, and all material terms and conditions thereof, including any amendments thereto, and such other details of the Acquisition Proposal known to the Target, as the Offeror may reasonably request. The Target shall keep the Offeror promptly and fully informed of the status including any change to the material terms of any such proposal, inquiry, offer or request (or any amendment thereto), and will respond promptly to all reasonable inquiries by the Offeror with respect thereto.
(d)          If the Target receives a request for material non-public information from a Person that proposes an unsolicited bona fide Acquisition Proposal and the Board of Directors determines, in the manner contemplated by Section 6.1(a), that such proposal would, if consummated in accordance with its terms, result in a Superior Proposal and if, in the opinion of the Board of Directors, acting in good faith and upon the advice of its outside legal counsel that is reflected in the board minutes, the failure to provide such party with access to information regarding the Target would be inconsistent with the fiduciary duties of the Board of Directors, then, and only in such case, the Target may provide such Person with access to information regarding the Target as was made available to the Offeror (unless such additional written information is contemporaneously made available to the Offeror), subject to the execution of a confidentiality and standstill agreement which is customary in such situations and which is no less favourable to the Target and no more favourable to the counterparty than the provisions of the Confidentiality Agreement, provided that the Target delivers a copy of any such confidentiality and standstill agreement to the Offeror immediately upon its execution and the Offeror is immediately provided with a list and copies of all information provided to such Person not previously provided to the Offeror and is immediately provided with access to similar information to which such Person was provided.
(e)          Notwithstanding the provisions of Section 6.1(a) above, the Target covenants that it will not accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (a “Proposed Agreement”), other than a confidentiality and standstill agreement as contemplated by Section 6.1(d), with any third party unless such Acquisition Proposal would, if consummated in accordance with its terms, result in a Superior Proposal and then will do so only after the Target has complied with its obligations under this Section 6.1 and the other provisions of this Article 6 and has provided the Offeror with a copy of any Proposed Agreement, together with a written notice from the Board of Directors regarding the value in financial terms that the Board of Directors has, in consultation with the financial advisors, determined should be ascribed to any non-cash consideration offered under the Proposed Agreement, not less than five clear business days prior to the date on which the Board of Directors proposes to accept, approve or recommend or to enter into such Proposed Agreement. During such five clear business day period, the Target hereby acknowledges and agrees that the Offeror shall have the right but not the obligation, to offer to amend the terms of the Offer. The Board of Directors shall review any proposal by the Offeror to amend the terms of the Offer including an increase in, or modification of, the consideration to be received by the Shareholders, to determine, acting reasonably, in good faith and in accordance with its fiduciary duties, whether the Acquisition Proposal to which the Offeror is responding would be a Superior Proposal when assessed against the Offer as it is proposed by the Offeror to be amended. If the Board of Directors does not so determine, the Target and the Board of Directors hereby covenant and agree that (i) the Board of Directors will not accept, approve or recommend and the Target will not enter into the Proposed Agreement and will not support in any way the Acquisition Proposal reflected in the Proposed Agreement; (ii) the Board of Directors will not withdraw, modify, qualify or change any recommendations regarding the Offer; and (iii) the Board of

Directors will promptly reaffirm its recommendation of the Offer in the same manner as described in Section 3.1 and (iv) the Target will enter into an amending agreement to so amend this Agreement. If the Board of Directors continues to believe, acting in good faith and in the proper discharge of its fiduciary duties (after consultation with its financial advisors and after receiving a written opinion from its outside legal counsel) that the Acquisition Proposal provided for in the Proposed Agreement continues to be a Superior Proposal with respect to the amended Offer, and therefore rejects the amended Offer, the Target shall be entitled to enter into the Proposed Agreement upon termination of this Agreement pursuant to Section 7.2(i) and payment to the Offeror of the Termination Fee payable pursuant to Section 7.5. The Target hereby acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement of this Section 6.1(e) and the Offeror shall be afforded an additional five clear business day notice period in respect of each such Acquisition Proposal.
(f)           The Target shall ensure that the directors, officers and Employees of the Target and each of the Subsidiaries and any investment bankers, counsel or other advisors, representatives or agents retained by the Target are aware of the provisions of this Section 6.1, and the Target shall be responsible for any breach of this Section 6.1 by such directors, officers, Employees, investment bankers, counsel, other advisors, representatives or agents.
6.2	Notification of Certain Matters
Each party shall give prompt notice to the other of (a) the occurrence or failure to occur at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts, which occurrence or failure would cause or may cause any representation or warranty of any party contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Effective Time; and (b) any failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

6.3	Access to Information

From the date hereof until the earlier of the consummation of a Subsequent Acquisition Transaction and the termination of this Agreement, the Target shall, and shall cause its Subsidiaries and all their respective officers, directors, Employees, independent auditors, accounting advisors, and agents to, afford to the Offeror and to the officers, employees, agents and representatives of the Offeror such access to all books, records, information, corporate charts, tax documents, filings, memoranda, working papers and files and all other materials in its possession and control, including material contracts and access to the personnel of the Target and its Subsidiaries on an as reasonably requested basis as well as reasonable access to the properties of the Target and its Subsidiaries as the Offeror may reasonably require at all reasonable times, including for the purpose of facilitating integrated business plans, to their officers, employees, agents, properties, books, records and contracts, and shall furnish the Offeror with all data and information as the Offeror may reasonably request.

6.4	Directors’ and Officers’ Insurance
In the event that the Offeror purchases Target Shares under the Offer, the Offeror hereby agrees that for the period from the Expiry Time until six years after the Effective Time, the Offeror will or will cause the Target or any successor to the Target to maintain the Target’s current directors’ and officers’ insurance policy or equivalent protection without any reduction in scope or coverage as compared to the policy in effect on the date hereof (“Equivalent Insurance”), for all present and former directors and officers of the Target, covering claims made prior to or within six years after the Effective Time for alleged wrongful acts which occurred prior to the Effective Time; provided that such protection remains available to the Target or such successor on commercially reasonable terms. The Offeror also hereby agrees that after the expiration of such six year period, it will use reasonable commercial efforts to cause such directors and officers to be covered under its then existing directors’ and officers’ insurance policy, if any.
6.5	Directors’ and Officers’ Indemnification
In the event that the Offeror purchases Target Shares under the Offer, the Offeror agrees that all rights to indemnification and exculpation now existing in favour of present and former officers and directors of the Target and its Subsidiaries shall survive the completion of the Offer and shall continue in full force and effect for a period of not less than six years from the Effective Time.
ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER
7.1	Term
This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.
7.2	Termination
This Agreement may be terminated:
(a)	by mutual written consent of the Offeror and the Target;
(b)
by the Offeror if any securities regulatory authority waiver, consent, approval, ruling or order which is necessary or required under Applicable Securities Law by the Offeror for the making of the Offer or to mail the Bid Circular to Shareholders is not obtained by 11:59 p.m. (Toronto time) on the third business day prior to the Latest Mailing Time;

(c)
by the Target, if (i) the Offer has not been made by the Latest Mailing Time; (ii) the Offer (or any amendment thereto other than as permitted in accordance with Section 2.1(h) or any amendment thereof that has been mutually agreed to by the parties) does not conform in all material respects with Schedule A or any amendment thereof that has been mutually agreed by the parties; (iii) the Offeror fails to exercise its right to make an amended Offer pursuant to Section 6.1(e), or (iv) the Offer has been terminated, withdrawn or expires and the Offeror has not taken-up any Target Shares pursuant to the Offer;
(d)
by either the Offeror or the Target, if the Expiry Time does not occur prior to the Outside Time, provided that the failure of the Expiry Time to so occur is not the result of the breach of a representation, warranty or covenant by the party seeking to terminate this Agreement pursuant to this Section 7.2(d);

(e)
by the Offeror, (i) at any time on or prior to the Latest Mailing Time, if any condition contained in Section 2.1(i) is not satisfied or waived by the Offeror by the Latest Mailing Time, or (ii) at any time, if any condition contained in Schedule A is not satisfied or waived by the Offeror at the Expiry Time and the Offeror has not elected to waive such condition or extend the Offer, including, for greater certainty, if the Offeror shall have determined in its reasonable judgment that there shall exist or have occurred a Target Material Adverse Effect in accordance with Section 2(e) of Schedule A hereto;

(f)
by the Target, if (i) any representation or warranty of the Offeror set out herein qualified as to materiality shall not be true and correct or any such representation or warranty not so qualified shall not be true and correct in all material respects as of the date of this Agreement and as of the date the Target Shares are taken up under the Offer as if made on and as of such date (except to the extent that any such representation and warranty speaks as of an earlier date which shall remain true and correct in all material respects or in all respects, as appropriate, as of that date) or, (ii) the Offeror shall not have performed in all material respects any covenant to be performed by it under this Agreement, or (iii) the Offeror shall not have complied in all material respects with any obligation to be complied with by it under this Agreement; in each case except as would not have a material adverse effect on the Offeror’s ability to complete the Offer;

(g)
by the Offeror, if the Board of Directors or Independent Committee shall for any reason have (i) withdrawn, modified or qualified in a manner adverse to Offeror, its approval or recommendation of the Offer and the transactions contemplated by this Agreement or changed, or qualified or proposed publicly to change or qualify its recommendation in a manner adverse to the Offeror or otherwise in a manner that has substantially the same effect as the withdrawal thereof; (ii) approved or recommended or proposed publicly to approve or recommend an Acquisition Proposal or entered into a binding written agreement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.1(d)), (iii) failed to reaffirm its approval or recommendation of the Offer by press release promptly after the public announcement or commencement of any Acquisition Proposal in accordance with Section 6.1(e), or (iv) resolved to do any of the foregoing;

(h)
by the Offeror, if the Independent Valuator shall have withdrawn, changed, modified or qualified the Formal Valuation or taken any other action or made any other public statement inconsistent with the Formal Valuation;

(i)
by the Target in order to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality agreement permitted by Section 6.1(d)), subject to compliance with Section 6.1 and provided that no termination under this Section 7.2(i) shall be effective unless and until the Target shall have paid to the Offeror the amount required to be paid pursuant to Section 7.5; and

(j)
by the Offeror if, prior to the Expiry Time, an Acquisition Proposal is publicly announced or any Person has publicly announced an intention to make an Acquisition Proposal and such Acquisition Proposal either has been accepted or has not expired, been withdrawn or been publicly abandoned, and (A) the Offer is not completed as a result of the Minimum Tender Condition not having been met and (B) any Target Shares or assets are taken-up and paid for or otherwise acquired under such Acquisition Proposal (as may be amended), or under another Acquisition Proposal made while the first Acquisition Proposal is outstanding or any such Acquisition Proposal is completed.

If this Agreement is terminated in accordance with the foregoing provisions of this Section 7.2, this Agreement shall forthwith become void and of no further force or effect and no party shall have any further obligations hereunder except as provided in the Confidentiality Agreement and as otherwise expressly contemplated hereby, and provided that neither the termination of this Agreement nor anything contained in this Section 7.2 shall relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.
7.3	Amendment
This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.
7.4	Waiver
Any party may (i) extend the time for the performance of any of the obligations or acts of the other party hereto, (ii) waive compliance with any of the other party’s agreements or the fulfilment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other party’s representations and warranties contained herein or in any document delivered by the other party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and, unless otherwise provided in the written waiver, will be limited to the specific breach of condition waived.

7.5	Certain Payments
(a)          The Offeror shall be entitled to the amount of US$2,500,000 (the “Termination Fee”) upon the occurrence of any of the following events (each a “Termination Fee Event”) which shall be paid to the Offeror by the Target at the time or within the period of time, as the case may be, specified in respect of each such Termination Fee Event (provided there shall be no duplication of the Target’s obligation to pay the Termination Fee under this Section 7.5):
(i)
the Offeror shall have failed to exercise its right to make an amended Offer pursuant to Section 6.1(e), in which case the Termination Fee shall be paid on the first Business Day after the earlier of the day on which this Agreement is terminated or the Expiry Time; or

(ii)
the Offeror shall have terminated this Agreement pursuant to Section 7.2(g), in which case the Termination Fee shall be paid to the Offeror by 11:00 a.m. (Toronto time) on the first business day following such action or inaction by the Board of Directors or Independent Committee; or

(iii)
the Offeror shall have terminated this Agreement pursuant to Section 7.2(j), in which case the Termination Fee shall be paid to the Offeror by 11:00 a.m. (Toronto time) on the first business day following the acquisition of any Target Shares or assets under any such Acquisition Proposal; or

(iv)
the Target shall have terminated this Agreement pursuant to Section 7.2(i), in which case the Termination Fee shall be paid to the Offeror on the day on which is the first Business Day after the date this Agreement is so terminated.

(b)          The Termination Fee shall be paid by the Target by way of wire transfer in immediately available funds to an account specified by the Offeror.
(c)          On the date of the earliest event described above, the Target shall be deemed to hold the Termination Fee in trust for the Offeror.
7.6	Reimbursement of Expenses
If the Offeror terminates this Agreement pursuant to Section 7.2(e), the Target shall forthwith pay to the OfferorUS$1,000,000 as reimbursement for the out-of-pocket expenses incurred by the Offeror in connection with the transactions contemplated hereby, provided that if the Target is required to pay the Termination Fee under Section 7.5, such Termination Fee shall be reduced by any fees actually paid by the Target to the Offeror under this Section 7.6.

ARTICLE 8

GENERAL PROVISIONS
8.1	Brokers
The Offeror and the Target represent and warrant to each other that, except for financial advisors to the Offeror for whose fees and expenses the Offeror shall be solely liable, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer or any similar transaction based upon arrangements made by or on behalf of the Target.
8.2	Public Statements
Neither the Offeror nor the Target shall make any public announcement or statement with respect to the Offer or this Agreement without the approval of the Target or the Offeror, respectively, such approval not to be unreasonably withheld or delayed, except to the extent necessary to comply with applicable Law. Moreover, in any event, to the extent practicable given time constraints, each party hereto hereby agrees, except to the extent necessary to comply with applicable Law, to give prior notice to the other of any public announcement relating to the Offer or the affairs of the Target, and hereby agrees to consult with each other prior to issuing each such public announcement.
8.3	Notices
Any notice, request, consent, waiver, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered or telecopied to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person. The date of receipt of any such notice, request, consent, waiver, agreement or approval shall be deemed to be the date of delivery or telecopy (if during normal business hours or, if not, the next business day).

If to the Offeror:
Vedanta Resources plc
16 Berkeley Street
London, UK
W1J 8DZ
Attention:	Deputy Chief Financial Officer
Fax:	+44 (0) 20 7491 8440

With a copy to:
Blake, Cassels & Graydon LLP
199 Bay Street
Commerce Court West
Suite 2800
Toronto, Ontario
M5L 1A9
Attention:	John Kolada
Fax:	416.863.2653
If to the Target:
Sterlite Gold Ltd.
44 Hill Street,
London, UK
W1X 7FR
Attention:	Chief Financial Officer
Fax:	+44 (0) 20 7629 7426
With a copy to:
Fasken Martineau DuMoulin LLP
66 Wellington Street West
Suite 4200
Toronto, Ontario
M5K 1N6
Attention:	John Turner
Fax:	416.364.7813

8.4	Severability
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties hereto shall negotiate in good faith to modify the Agreement to preserve each party’s anticipated benefits under this Agreement.
8.5	Entire Agreement, Assignment and Governing Law
(a)          This Agreement (together with all other documents and instruments referred to herein) including the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof. Notwithstanding the foregoing, in the event of any inconsistency between the terms and provisions of this Agreement and those contained in the Confidentiality Agreement, the terms and provisions of this Agreement shall prevail.
(b)          This Agreement (i) is not intended to confer upon Shareholders or any other Person not a party hereto any rights or remedies; (ii) shall not be assigned by operation of Law or otherwise, except that the Offeror may assign, in its sole discretion, all or any portion of its rights, interests and/or obligations under this Agreement to any affiliate of the Offeror, but, if such assignment takes place, (A) the Offeror shall continue to be liable jointly and severally with the assignee for the due and punctual performance of any obligations assigned hereunder and such assignee shall be treated as if it were a party to this Agreement with effect from the date on which such assignment takes effect, provided that any assignment shall only become effective when the Target has received a copy of an assignment agreement from the Offeror indicating that such assignee agrees to be bound by this Agreement and to perform the obligations transferred to it; (B) the Target shall do or cause to be done all such actions and things in connection with effecting an assignment pursuant to this Section 8.5(b)(ii) that the Offeror may reasonably request as being necessary or desirable in order to effectively carry out or better evidence such assignment, including if requested by the Offeror, promptly executing and delivering an assignment agreement pursuant to this Section 8.5(b)(ii); and (iii) shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
8.6	Counterparts
This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of a telecopied or other similar electronic transmission.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

VEDANTA RESOURCES PLC

By:       /s/Ajay Paliwal
Name: Ajay Paliwal
Title: Deputy Chief Financial Officer

STERLITE GOLD LTD.

By:       /s/B.K. Sharma
Name: B.K. Sharma
Title: Chief Executive Officer

SCHEDULE A Terms of the Offer
1.	General Terms
The Offer shall be made by a Bid Circular to Shareholders and prepared in compliance with Applicable Securities Laws and shall expire at the Expiry Time in accordance with Applicable Securities Laws or such longer minimum period as may be prescribed by Applicable Securities Laws subject to the right of the Offeror to extend the period during which subject shares may be deposited under the Offer.
Upon the terms and subject to the conditions of the Offer, the Offeror will accept for payment, and take-up and pay for, all Target Shares validly deposited and not validly withdrawn under the Offer when permitted under Applicable Securities Laws.
The Offeror shall have the right, in its sole discretion, to modify, waive or reduce the Minimum Tender Condition or any other terms or conditions of the Offer; provided that the Offeror will not, except as specifically permitted herein,
(i)	increase the Minimum Tender Condition,
(ii)	decrease the consideration per Target Share,
(iii)	change the form of consideration payable under the Offer (other than to add or increase consideration),
(iv)	modify the conditions to the Offer in a manner which is adverse to the Shareholders, or
(v)	impose additional conditions to the Offer,
without the consent of the Target, not to be unreasonably withheld or delayed.
2.	Conditions of the Offer
Notwithstanding any other provision of the agreement to which this Schedule is attached (the “Agreement”) or of the Offer, the Offeror shall have the right to withdraw or terminate the Offer (or amend the Offer to postpone taking up and paying for any Target Shares deposited under the Offer), and shall not be required to accept for payment, take-up, purchase or pay for, or extend the period of time during which the Offer is open and postpone taking up and paying for, any Target Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:
(a)	there shall have been validly deposited under the Offer and not validly withdrawn at the Expiry Time that number of Target Shares constituting (the “Minimum Tender Condition”):
(i)	at least 66 2/3% of the Target Shares calculated on a fully-diluted basis; and

(ii)	a sufficient number of Target Shares to enable the Offeror to complete a second stage business combination in accordance with applicable Laws;
(b)
all government or regulatory approvals, waivers, permits, consents, reviews, orders, rulings, decisions and exemptions (including, without limitation, those of any Governmental Entity including any stock exchange or other securities or regulatory authorities) which, in the Offeror’s sole judgment, are necessary or desirable in connection with the Offer (including a Subsequent Acquisition Transaction) shall have been obtained or concluded on terms and conditions satisfactory to the Offeror in its sole judgment acting reasonably, and any waiting period with respect to such approvals and consents shall have expired or been terminated;

(c)
the Offeror shall have determined in its sole judgment acting reasonably that (i) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign Governmental Entity or by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law, and (ii) no Law shall have been proposed, enacted, promulgated, amended or applied:

(A)
to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by or the sale to the Offeror of the Target Shares or the right of the Offeror to own or exercise full right of ownership of the Target Shares;

(B)	which, if the Offer were consummated, could have a Target Material Adverse Effect or Offeror Material Adverse Effect; or
(C)	which challenges or would prevent the ability of the Offeror or its affiliates to consummate the Offer or to effect a Subsequent Acquisition Transaction.
(d)
the Offeror shall have determined in its sole judgment acting reasonably that there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for any Target Shares deposited under the Offer or completing a Subsequent Acquisition Transaction;

(e)
the Offeror shall have determined in its sole judgment acting reasonably that there shall not exist or have occurred (or, if there does exist or shall have occurred prior to the date hereof, there shall not have been disclosed, generally by way of press release and material change report or to the Offeror in writing) any change (or any condition, event, circumstance or development involving a prospective change) in the business, operations, assets, capitalization, condition (financial or otherwise), prospects, share or debt ownership, results of operations, cash flow, properties, articles, by-laws, licenses, permits, rights or privileges, whether contractual or otherwise, or liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), of the Target or any of its Subsidiaries which would have or reasonably be expected to have a Target Material Adverse Effect or a material adverse effect on the value of the Target Shares;
(f)
the Offeror shall have determined in its sole judgment acting reasonably that no change (or any condition, event or development involving a prospective change) shall have occurred or have been threatened in the general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere, which is or may be materially adverse to the value of the Target Shares;

(g)
there shall not have occurred any actual or threatened change to the Income Tax Act (Canada) or the regulations thereunder or similar tax laws of any other jurisdiction (including any proposal to amend the Income Tax Act (Canada) or the regulations thereunder or such other tax laws or any announcement, governmental or regulatory initiative, issue of an interpretation bulletin, condition, event or development involving a change or a prospective change) that, in the sole judgment of the Offeror acting reasonably, directly or indirectly, has or may have a material and adverse effect on the Target, the Offeror or any of their respective Subsidiaries, on any Subsequent Acquisition Transaction or on a subsequent sale or disposition of assets of the Target or any of its Subsidiaries;

(h)
the Board of Directors and/or the Independent Committee shall for any reason have (A) withdrawn its recommendation in favour of the Offer or changed or qualified or proposed publicly to change or qualify its recommendation in a manner adverse to the Offeror or otherwise in a manner that has substantially the same effect as the withdrawal thereof, or (B) approved or recommended or proposed publicly to approve or recommend acceptance of any Acquisition Proposal, or (C) resolved to do any of the foregoing;

(i)
(i) all representations and warranties of the Target contained in this Agreement that are qualified by a reference to a Target Material Adverse Effect or materiality or words of similar import shall be true and correct in all respects, (ii) all representations and warranties of the Target contained in this Agreement that are not so qualified shall be true and correct in all material respects, (iii) the Target shall have performed in all respects all covenants to be performed by it, and complied in all respects with all obligations to be complied by it, under this Agreement at or prior to the Effective Time that are qualified by a reference to a Target Material Adverse Effect or materiality or words of similar import, (iv) the Target shall have performed in all material respects all covenants to be performed by it, and complied in all material respects with all obligations to be complied by it, under this Agreement at or prior to the Effective Time not so qualified, and (v) the Offeror shall have received a certificate signed by the Target’s Chief Executive Officer and Chief Financial Officer of the Target to the effect of the foregoing; and

(j)	the Offeror will not have become entitled to terminate the Support Agreement in accordance with its terms.
The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition or may be waived by the Offeror in its sole discretion at any time in whole or in part at any time and from time to time in its sole discretion, without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Offeror concerning the events described in the foregoing conditions shall be final and binding on all parties hereto.